SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2000

CRAWFORD & COMPANY
(Exact name of Registrant as specified in its charter)

GEORGIA
(State or other jurisdiction of incorporation)

1-10356	58-0506554

(Commission File Number)	(IRS Employer Identification No.)

5620 Glenridge Drive, N.E., Atlanta, Georgia 30342
(Address of principal executive offices) (Zip Code)

(404) 256-0830
(Registrant’s telephone number, including area code)

Item 5. Other Events

WRITE-DOWN OF THE CARRYING VALUE OF INTERNAL USE SOFTWARE

Effective February 23, 1998, Crawford & Company (the “Registrant”) entered into an agreement (the “Agreement”) with TenFold Corporation (“TenFold”) to develop an integrated software application to replace its existing domestic claims management system. Under the terms of the Agreement, as amended, TenFold was required to complete and deliver an integrated claims management system that satisfied all contractual requirements, including “acceptance” by the Registrant, by June 30, 2000. If TenFold failed to deliver the system within ninety days of the completion date, or September 28, 2000, then the Registrant, upon ten business days written notice, could elect to terminate the Agreement and receive a refund of all fees paid under the Agreement, plus a performance penalty of $2 million. To date, TenFold has not delivered an acceptable working system and the Registrant does not believe that TenFold has the capability to deliver such within the foreseeable future. On December 14, 2000, the Registrant notified TenFold that it considers TenFold to be in material breach of the Agreement and, pursuant to its express terms, has requested that TenFold refund all fees paid by the Registrant under the Agreement, plus the stated performance penalty of $2 million.

In accordance with Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, the Registrant is required to capitalize qualifying computer software costs incurred internally and externally during the application development stage. Internal and external costs capitalized related to the TenFold development project total $16.7 million, including approximately $8.7 million paid to TenFold. The Registrant intends to aggressively pursue recovery of all amounts due from TenFold resulting from TenFold’s failure to meet its contractual obligations to the Registrant, including internal costs incurred in reliance on TenFold’s assurances of its capability to meet its contractual obligations. However, according to TenFold’s most recent quarterly report for the period ended September 30, 2000 filed with the Securities and Exchange Commission, TenFold is currently involved in significant shareholder and customer related litigation and disputes. Further, according to TenFold, the maximum potential liability for asserted customer disputes at September 30, 2000 already exceeds TenFold’s total $50 million insurance coverage limit for such disputes. TenFold has also reported a significant operating loss for the current year. Accordingly, the Registrant has written down the total $16.7 million carrying value of the TenFold development project to zero. After adjusting for income taxes, the Registrant’s net income will be reduced by $10.3 million ($.21 per share) in the fourth quarter of 2000. Any recoveries of amounts due the Registrant from TenFold will be recorded as received in cash.

This non-cash charge will have no effect on the Registrant’s cash flows for the quarter. In addition, due to advances in technology since the Registrant entered into its Agreement with TenFold, the Registrant believes it will be able to replace its existing domestic claims management system with commercially available, open architecture software applications that can be fully integrated to meet client requirements. The Registrant projects that the costs to acquire and deploy this system will be substantially lower than the costs it incurred in attempting to build and deploy a custom system using TenFold’s proprietary technology. The Registrant is targeting the first half of 2001 for deployment of the first phase of a new claims management system solution.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CRAWFORD & COMPANY (Registrant)

Dated: December 21, 2000	By:	/s/ ARCHIE MEYERS, JR. Archie Meyers, Jr., Chairman and Chief Executive Officer